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EXHIBIT 3.5

AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

uWINK, INC.

        In accordance with Section 242 of the Delaware General Corporation Law, uWink, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1.
The name of the Corporation is uWink, Inc.

2.
The following resolution to amend the Corporation's Certificate of Incorporation (the "Certificate of Incorporation") was duly adopted by the Corporation's Board of Directors at a meeting held on July 23, 2007:

          RESOLVED, that Article FOURTH of the Certificate of Incorporation be, and hereby is, amended by deleting the first paragraph thereof in its entirety and replacing it with the following:

            The total number of shares of stock which the Corporation shall have authority to issue is 25,000,000 shares of Common Stock, each having a par value of $0.001 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, each having a par value of $0.001 per share (the "Preferred Stock"). Upon the adoption of this amendment of Article FOURTH pursuant to the filing of this Amendment, issued and outstanding shares of Common Stock are combined as follows: each 4 shares of authorized Common Stock are reverse split into 1 share of Common Stock. Derivatives to purchase shares of Common Stock issued and outstanding immediately prior to the Merger shall evidence a derivative to purchase shares of Common Stock after giving effect to four for-one reverse split, on the same terms and conditions as stated in the respective derivative agreement.

3.
The foregoing amendment to the Certificate of Incorporation has been approved by the stockholders of the Corporation at a meeting of the stockholders held on July 23, 2007, in accordance with Section 242 of the Delaware General Corporation Law and the Corporation's Certificate of Incorporation and Bylaws.

[SIGNATURES ON THE NEXT PAGE]

        IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation to be executed by its Chief Executive Officer on this    day of July, 2007.

                      Nolan K. Bushnell
                      Chief Executive Officer

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  EXHIBIT 3.5